Exhibit (d)(33)

AMENDMENT NO. 3

TO INVESTMENT SUBADVISORY AGREEMENT

(Thrivent Series Fund, Inc.)

Amendment No. 3 to INVESTMENT SUBADVISORY AGREEMENT, dated as of April 30, 2008 (the “Agreement”), by and among Thrivent Financial for Lutherans, Thrivent Series Fund, Inc. and Turner Investment Partners, Inc. (“TIP”).

The Agreement is hereby amended, effective as of February 21, 2012, as a result of the reorganization of TIP, which merged into Turner Investments, L.P. (“Turner”). Turner is now the sub-adviser (“Sub-adviser”) to the Thrivent Partner Small Cap Growth Portfolio.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ Russell W. Swansen
Name:	Russell W. Swansen
Title:	President

TURNER INVESTMENTS, L.P.

By:	/s/ Brian F. McNally
Name:	Brian F. McNally
Title:	General Counsel and Chief Compliance Officer